CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
NYMAGIC, INC.:

We consent to incorporation by reference in registration statements (No. 33-10780, 2-94924 and 33-88342) on Form S-8 of NYMAGIC, INC. of our report dated February 15, 2001 relating to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related financial statement schedules, which report appears in the December 31, 2000 Annual Report on Form 10-K of NYMAGIC, INC.



KPMG LLP
New York, New York
March 29, 2001